Exhibit 4.10

Amendment
to
SHARE SUBSCRIPTION AGREEMENT

THIS AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT (this Amendment), dated July 2, 2025, is entered into

BETWEEN

(1)	HOTEL101 GLOBAL HOLDINGS CORP., an exempted company with limited liability incorporated under the laws of the Cayman Islands with the registered number 407992, having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, George Town, Grand Cayman, KY1-1106, Cayman Islands (Company); and

(2)	[●], an individual with [●] passport number [●], of address [●] (Subscriber).

Each of the foregoing parties are referred to herein individually as a Party and collectively as the Parties.

BACKGROUND

The Parties entered into a Share Subscription Agreement dated June 30, 2025 (the Original Share Subscription Agreement and, as amended by this Amendment, the Share Subscription Agreement).

On June 30, 2025, pursuant to the Original Share Subscription Agreement, the Company issued in aggregate [●] shares of its common stock to the Subscriber in connection with the services which shall be provided by the Subscriber who is a consultant and/or employee of the Company and/or the Company’s affiliates, including DoubleDragon Corporation.

The Parties have agreed to amend certain provisions of the Original Share Subscription Agreement pursuant to this Amendment as set forth below.

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREED TERMS

1.	Defined Terms

1.1	Unless otherwise revised pursuant to this Amendment, all capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Original Share Subscription Agreement.

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2.	Amendment of the Original Share Subscription Agreement

2.1	Section 2 (Conditions on the Shares) of the Original Share Subscription Agreement is amended by adding the following new Sections 2.3, 2.4 and 2.5:

“2.3	The Subscriber agrees to the following restrictions and conditions with respect to [●] of its Key Executive Shares (the Restricted Key Executive Shares), which represents the aggregate amount of its Key Executive Shares less 100 Key Executive Shares:

2.3.1	the Subscriber agrees that it will not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of the number of its Restricted Key Executive Shares (Lock-up Shares) as calculated in accordance with the schedule below, during the respective lock-up periods (each, a Lock-up Period) set forth in the schedule below.

Lock-up Period		Lock-up Shares
Start	End
Date of this Amendment	Date that is 18 months after June 30, 2025	100.00% of Restricted Key Executive Shares
Date of this Amendment	Date that is 30 months after June 30, 2025	95.00% of Restricted Key Executive Shares
Date of this Amendment	Date that is 42 months after June 30, 2025	85.00% of Restricted Key Executive Shares
Date of this Amendment	Date that is 54 months after June 30, 2025	70.00% of Restricted Key Executive Shares
Date of this Amendment	Date that is 66 months after June 30, 2025	50.00% of Restricted Key Executive Shares

2.3.2	Notwithstanding the release of the Restricted Key Executive Shares from lock-up in accordance with Section 2.3.1 above, the Subscriber will not sell, transfer or otherwise dispose of the Restricted Key Executive Shares in violation of the U.S. Securities Act of 1933, as amended (the Securities Act), the U.S. Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, including Rule 144 under the Securities Act.

2.4	In the event that the Subscriber resigns or terminates [his]/[her] employment as a consultant and/or employee of the Company and/or the Company’s affiliates and any of the Restricted Key Executive Shares remain subject to a Lock-up Period, such Lock-up Shares shall be repurchased by the Company at the Subscription Price. For the avoidance of doubt, the Subscriber shall have zero net benefit even if the repurchase resulted in any gains and the Company shall be entitled to receive all benefits and gains from such repurchase (if any).

2.5	With respect to any Lock-up Shares, if the Company pays a cash dividend to its shareholders, such cash dividend will be held in escrow by the Company and paid to the Subscriber when, and if, the Lock-up Shares are released from lock-up in accordance with Section 2.3.1 above.”

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3.	Effectiveness of Amendment

3.1	Upon the execution and delivery hereof, the Original Share Subscription Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the amendments made hereby were originally set forth in the Original Share Subscription Agreement, and this Amendment and the Original Share Subscription Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Original Share Subscription Agreement.

4.	No Other Amendments

4.1	All other terms and conditions of the Original Share Subscription Agreement shall remain in full force and effect.

5.	Governing Law and Jurisdiction

5.1	Governing law

This Amendment shall be governed by and construed in accordance with the laws of the Cayman Islands.

5.2	Jurisdiction

The courts of the Cayman Islands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Amendment and accordingly any legal action or proceedings arising out of or in connection with this Amendment shall be brought in such courts.

IN WITNESS WHEREOF the Parties have duly executed this Amendment relating to the Key Executive Shares issued by the Issuer on the date stated at the beginning of it.

[Signature page follows]

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SIGNATORIES

SIGNED for and on behalf of	)
HOTEL101 GLOBAL HOLDINGS CORP.	)
)
	)	By:

		Name:	[●]
		Position:	Authorized Signatory

By:

Name:	[●]
Position:	Authorized Signatory

SIGNED by [●]	)
)
)
)

[Signature Page to Amendment to Share Subscription Agreement]